Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated April 11, 2016, with respect to the consolidated balance sheets of PAVmed Inc. (formerly known as PAXmed Inc.) and subsidiary as of December 31, 2015 and 2014, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the year ended December 31, 2015 and for the period from June 26, 2014 (inception) through December 31, 2014 incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ CITRIN COOPERMAN & COMPANY, LLP

New York, New York
January 23, 2017